Exhibit 99

MAYVILLE ENGINEERING COMPANY, INC. ANNOUNCES

THIRD QUARTER 2022 RESULTS

Delivered Significant Top- and Bottom-Line Year-over-Year Improvements Across All Metrics;

Commenced Production at state-of-the-art Hazel Park, Michigan Facility as Planned

Mayville, WI/November 1, 2022/Mayville Engineering Company (NYSE: MEC) (the “Company” or “MEC”), a leading U.S.-based value-added manufacturing partner that provides a full suite of services from concept to production today announced results for the third quarter ended September 30, 2022.

Third Quarter 2022 Highlights

(all metrics compared to third quarter 2021)

●	Net sales grew approximately 25% to $136.3 million
●	Net income increased significantly from $0.3 million to $6.6 million
●	Basic earnings per share increased by $0.31 to $0.32
●	Delivered Adjusted EBITDA of $16.1 million, up from $10.0 million
●	Commenced production at Hazel Park, Michigan facility as planned
●	Launched MEC Business Excellence (MBX), focused on driving operational and commercial excellence
●	Refining full year 2022 financial outlook originally provided in February

Jag Reddy, President and Chief Executive Officer explained, “Over the past 100 days since I joined the Company, I have learned a lot by collaborating with many of our key internal and external stakeholders and am now even more excited about both the near- and long-term prospects for the business. MEC is poised to benefit from several long-term macroeconomic trends such as reshoring and outsourcing in the years ahead. Our relationships with top OEM customers have never been stronger and we are developing new growth opportunities in both current and new end markets, such as electric vehicles.”

Reddy added, “Our team executed effectively this quarter, producing strong improvements across the board when compared to the same quarter last year. This was achieved all while commencing production at our state-of-the-art facility in Hazel Park, Michigan, and launching MBX. The team overseeing MBX is focused on driving lean initiatives such as standardization, kaizens, and productivity improvements across the Company and will be a vital part of achieving our top- and bottom-line growth potential in the years ahead.”

Third Quarter 2022 Financial Results

(all metrics compared to third quarter 2021)

Net sales were $136.3 million for the third quarter of 2022, as compared to $109.0 million. The 25% increase was primarily driven by improved volumes, commercial pricing increases, and contractual raw material price pass-throughs.

Manufacturing margins were $15.5 million as compared to $10.9 million. The increase was driven by increased volumes, improved absorption of manufacturing costs, and commercial pricing increases, slightly offset by lower scrap income and Hazel Park launch costs.

Other selling, general and administrative expenses were $6.5 million for the third quarter of 2022 as compared to $5.3 million. The $1.2 million increase was principally attributable to CEO transition costs, higher consulting, legal and professional fees, as well as continued inflationary pressures on wages and benefits.

Profit sharing, bonuses, and deferred compensation expenses were $0.2 million for the third quarter of 2022, a decrease from $1.9 million. The $1.7 million decrease is primarily related to decreases in deferred and stock-based compensation expense.

Income tax expense was $1.5 million for the third quarter of 2022 as compared to $0.1 million. Federal income tax expenses will be offset against our federal net operating loss carryforward of approximately $18.5 million until it is fully utilized.

Despite best efforts, the Company was unable to reach an amicable resolution with its former fitness customer and therefore filed a breach of contract lawsuit in the Supreme Court of the State New York on August 4, 2022. The Company remains confident in the protections afforded by the contract provisions. The total amount of damages claimed is substantial, but the amount and timing of the ultimate recovery is uncertain. As a result, any recovery from this litigation or settlement of these claims is a contingent gain and will be recognized if, and when, realized or realizable.

Balance Sheet and Liquidity

As of September 30, 2022, the Company’s net debt was $74.1 million, with a leverage ratio of 1.3x.

Capital expenditures were $38.8 million through the third quarter of the year, as compared to $26.6 million in the same period of last year. The higher capital expenditures in 2022 are based on necessary investments in new technology and automation and the build out and repurposing of assets at the Hazel Park, Michigan facility.

Full Year 2022 Outlook

The Company is refining its 2022 financial outlook and has adjusted its expectations as follows:

●	Net sales of between $480 million and $530 million has been updated to between $520 million and $540 million.
●	Adjusted EBITDA between $58 million and $70 million has been updated to between $58 and $65 million.
●	2022 capital expenditures of between $55 million and $65 million with an expected return to traditional levels in 2023 of $20 million to $25 million.
●	This outlook assumes no recoveries associated with the former fitness customer.

Reddy noted, “Despite the general macroeconomic concerns, demand for our services remains strong in the near-term across most of the end markets we serve, which has allowed us to stay within our original guidance for the year. We continue to monitor industry trends and are working with our customers to ensure our capacity is as closely aligned as possible with their needs going into the final two months of 2022 and beyond. We are maintaining a flexible posture and will be ready to take action quickly and as needed. Our investments to augment our manufacturing capabilities and our focus on lean initiatives through MBX mean we are well positioned to drive long-term profitable growth in the years ahead.”

Conference Call

The Company will host a conference call on Wednesday, November 2nd, 2022 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time).

For a live webcast of the conference call and to access the accompanying investor presentation, please visit www.mecinc.com and click on the link to the live webcast on the Investors page.

For telephone access to the conference, call (844) 200-6205 within the United States, call (833) 950-0062 within Canada, or +1 (929) 526-1599 from outside the United States and Canada and please use the Access Code: 834814.

Forward Looking Statements

This press-release includes forward-looking statements that reflect plans, estimates and beliefs. Such statements involve risk and uncertainties. Actual results may differ materially from those contemplated by these forward-looking statements as a result of various factors. Important factors that could cause actual results or events to differ materially from those expressed in forward-looking statements include, but are not limited to: the  negative impacts the COVID-19 pandemic has had and will continue to have on our business, financial condition, cash flows,  results of operations and supply chain, including the supply chain issues encountered by our original equipment manufacturer customers, the current inflationary pressures on wages, benefits, components, and manufacturing supplies and future uncertain impacts; risks relating to developments in the industries in which our customers operate; risks related to scheduling production accurately and maximizing efficiency; failure to compete successfully in our markets; our ability to realize net sales represented by our awarded business; our ability to maintain our manufacturing, engineering and technological expertise; the loss of any of our large customers or the loss of their respective market shares; risks related to entering new markets; our ability to recruit and retain our key executive officers, managers and trade-skilled personnel; volatility in the prices or availability of raw materials critical to our business; manufacturing risks, including delays and technical problems, issues with third-party suppliers, environmental risks and applicable statutory and regulatory requirements; our ability to successfully identify or integrate acquisitions; our ability to develop new and innovative processes and gain customer acceptance of such processes; risks related to our information technology systems and infrastructure; political and economic developments, including foreign trade relations and associated tariffs; results of legal disputes, including product liability, intellectual property infringement and other claims; risks associated with our capital-intensive industry; risks related to our treatment as an S Corporation prior to the consummation of our initial public offering; risks related to our employee stock ownership plan’s treatment as a tax-qualified retirement plan; and other factors described in “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2021, as such may be amended or supplemented in our subsequently filed Quarterly Reports on Form 10-Q. This discussion should be read in conjunction with our audited consolidated financial statements included in the Company’s previously filed Annual Report on Form 10-K for the year ended December 31, 2021. We undertake no obligation to update or revise any forward-looking statements after the date on which any such statement is made, whether as a result of new information, future events or otherwise, except as required by federal securities laws.

About Mayville Engineering Company

Founded in 1945, MEC is a leading U.S.-based value-added manufacturing partner that provides a broad range of prototyping and tooling, production fabrication, coating, assembly and aftermarket components. Our customers operate in diverse end markets, including heavy- and medium-duty commercial vehicles, construction & access equipment, powersports, agriculture, military, and other end markets. Along with process engineering and development services, MEC maintains an extensive manufacturing infrastructure with 20 facilities across seven states. These facilities make it possible to offer conventional and CNC (computer numerical control) stamping, shearing, fiber laser cutting, forming, drilling, tapping, grinding, tube bending, machining, welding, assembly and logistic services. MEC also possesses a broad range of finishing capabilities including shot blasting, e-coating, powder coating, wet spray and military grade chemical agent resistant coating (CARC) painting.

Use of Non-GAAP Financial Measures

This press release contains financial information calculated in a manner other than in accordance with U.S generally accepted accounting principles (“GAAP”).

The non-GAAP measures used in this press release are EBITDA, EBITDA Margin, Adjusted EBITDA and Adjusted EBITDA Margin.

EBITDA represents net income before interest expense, provision for income taxes, depreciation, and amortization. EBITDA Margin represents EBITDA as a percentage of net sales for each period. Adjusted EBITDA represents EBITDA before CEO transition costs, stock-based compensation, Hazel Park transition costs due to the former fitness customer and impairment charges on long-lived assets and gain on contracts specifically purchased to meet obligations under the agreement with our former fitness customer. Adjusted EBITDA Margin represents Adjusted EBITDA as a percentage of net sales for each period. These metrics are supplemental measures of our operating performance that are neither required by, nor presented in accordance with, GAAP. These measures should not be considered as an alternative to net income, or any other performance measure derived in accordance with GAAP as an indicator of our operating performance. We present Adjusted EBITDA and Adjusted EBITDA Margin as management uses these measures as key performance indicators, and we believe they are measures frequently used by securities analysts, investors and other parties to evaluate companies in our industry. These measures have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP.

Our calculation of EBITDA, EBITDA Margin, Adjusted EBITDA and Adjusted EBITDA Margin may not be comparable to the similarly named measures reported by other companies. Potential differences between our measures of EBITDA and Adjusted EBITDA compared to other similar companies’ measures of EBITDA and Adjusted EBITDA may include differences in capital structure and tax positions.

Please reference our reconciliation of net income, the most directly comparable measure calculated in accordance with GAAP, to EBITDA and Adjusted EBITDA, and the calculation of EBITDA Margin and Adjusted EBITDA Margin included in this press release.

Mayville Engineering Company, Inc.

Consolidated Balance Sheet

(in thousands, except share amounts)

(unaudited)

	September 30,	December 31,
	2022	2021
ASSETS
Cash and cash equivalents	$112	$118
Receivables, net of allowances for doubtful accounts of $602 at September 30, 2022 and $631 at December 31, 2021	67,408	55,417
Inventories, net	74,921	70,157
Tooling in progress	6,695	3,950
Prepaid expenses and other current assets	3,964	2,924
Total current assets	153,100	132,566
Property, plant and equipment, net	137,210	120,746
Assets held for sale	81	—
Goodwill	71,535	71,535
Intangible assets, net	45,547	50,761
Operating lease assets	37,318	—
Other long-term assets	1,929	3,865
Total assets	$446,720	$379,473
LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$60,097	$50,119
Current portion of operating lease obligation	4,806	—
Accrued liabilities:
Salaries, wages, and payroll taxes	9,190	8,684
Profit sharing and bonus	6,972	5,289
Current portion of deferred compensation	16,828	—
Other current liabilities	13,109	13,280
Total current liabilities	111,002	77,372
Bank revolving credit notes	71,371	67,610
Operating lease obligation, less current maturities	33,100	—
Deferred compensation, less current portion	2,921	25,117
Deferred income tax liability	12,395	8,641
Other long-term liabilities	1,349	2,462
Total liabilities	$232,138	$181,202
Commitments and contingencies
Common shares, no par value, 75,000,000 authorized, 21,645,193 shares issued at September 30, 2022 and 21,386,382 at December 31, 2021	—	—
Additional paid-in-capital	200,040	197,186
Retained earnings	23,894	7,547
Treasury shares at cost, 1,472,447 shares at September 30, 2022 and 1,050,448 at December 31, 2021	(9,352)	(6,462)
Total shareholders’ equity	214,582	198,271
Total	$446,720	$379,473

Mayville Engineering Company, Inc.

Consolidated Statement of Net Income

(in thousands, except share amounts and per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Net sales	$136,276	$109,018	$410,865	$341,851
Cost of sales	120,812	98,109	362,782	299,885
Amortization of intangible assets	1,738	2,677	5,214	8,030
Profit sharing, bonuses, and deferred compensation	166	1,939	3,921	8,013
Employee stock ownership plan expense (income)	(152)	124	1,668	825
Other selling, general and administrative expenses	6,533	5,305	18,653	15,365
Impairment of long-lived assets and gain on contracts	(1,737)	—	(4,346)	—
Income from operations	8,916	864	22,973	9,733
Interest expense	(830)	(526)	(2,163)	(1,562)
Income before taxes	8,086	338	20,810	8,171
Income tax expense	1,490	63	4,464	2,059
Net income and comprehensive income	$6,596	$275	$16,346	$6,112

Earnings per share:
Basic	$0.32	$0.01	$0.80	$0.30
Diluted	$0.32	$0.01	$0.80	$0.29

Weighted average shares outstanding:
Basic	20,390,221	20,520,985	20,457,001	20,385,732
Diluted	20,394,386	20,961,470	20,545,983	20,812,382

Mayville Engineering Company, Inc.

Consolidated Statement of Cash Flows

(in thousands)

(unaudited)

	Nine Months Ended
	September 30,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$16,346	$6,112
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	16,342	15,520
Amortization	5,214	8,030
Allowance for doubtful accounts	(29)	48
Inventory excess and obsolescence reserve	(2)	(511)
Stock-based compensation expense	2,854	3,771
Loss (gain) on disposal of property, plant and equipment	11	(1,311)
Impairment of long-lived assets and gain on contracts	(4,346)	—
Deferred compensation	(5,368)	(258)
Non-cash lease expense	3,006	—
Other non-cash adjustments	259	236
Changes in operating assets and liabilities – net of effects of acquisition:
Accounts receivable	(11,961)	(16,809)
Inventories	(4,762)	(21,037)
Tooling in progress	(2,745)	(310)
Prepaids and other current assets	(1,093)	(989)
Accounts payable	10,241	13,819
Deferred income taxes	5,491	1,152
Operating lease obligations	(2,698)	—
Accrued liabilities	6,555	5,330
Net cash provided by operating activities	33,315	12,793
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment	(38,808)	(26,588)
Proceeds from sale of property, plant and equipment	7,736	5,348
Net cash used in investing activities	(31,072)	(21,240)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from bank revolving credit notes	327,170	276,568
Payments on bank revolving credit notes	(323,410)	(267,108)
Repayments of other long-term debt	(825)	—
Purchase of treasury stock	(4,947)	(653)
Payments on finance leases	(237)	(467)
Proceeds from the exercise of stock options	—	139
Other financing activities	—	(26)
Net cash provided by (used in) financing activities	(2,249)	8,453
Net increase (decrease) in cash and cash equivalents	(6)	6
Cash and cash equivalents at beginning of period	118	121
Cash and cash equivalents at end of period	$112	$127

Mayville Engineering Company, Inc.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

(in thousands)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Net income and comprehensive income	$6,596	$275	$16,346	$6,112
Interest expense	830	526	2,163	1,562
Provision for income taxes	1,490	63	4,464	2,059
Depreciation and amortization	7,105	7,961	21,556	23,550
EBITDA	16,021	8,825	44,529	33,283
CEO transition costs	861	—	1,512	—
Hazel Park transition costs due to former fitness customer	862	—	4,678	—
Stock based compensation expense	141	1,182	2,855	3,771
Impairment of long-lived assets and gain on contracts	(1,737)	—	(4,346)	—
Adjusted EBITDA	$16,148	$10,007	$49,228	$37,054
Net sales	$136,276	$109,018	$410,865	$341,851
EBITDA Margin	11.8%	8.1%	10.8%	9.7%
Adjusted EBITDA Margin	11.8%	9.2%	12.0%	10.8%